EXHIBIT 23.2
                                                          ------------




   [KMPG Logo]


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   The Board of Directors
   First Mid-Illinois Bancshares, Inc.:

   We consent to the incorporation by reference in the Registration Statement on Form S-8 of First Mid-Illinois Bancshares, Inc. and subsidiaries of our report dated March 9, 2005, with respect to the consolidated statements of income, changes in stockholders' equity and cash flows of First Mid-Illinois Bancshares, Inc. and subsidiaries for the year ended
   December 31, 2004, which report appears in the December 31, 2006 annual report on Form 10-K of First Mid-Illinois Bankshares, Inc.

   /s/ KPMG LLP
   --------------------
   KPMG LLP

   Chicago, Illinois
   December 11, 2007




















   KPMG, LLP, a U.S. limited liability partnership, is the U.S.
   member firm of KPMG International, a Swiss cooperative.